Exhibit 99.1

Orthofix International Reports Fourth Quarter and Fiscal 2015 Financial Results

Fourth Quarter Highlights

•	Net sales of $104.6 million; an increase of 7.6% over prior year on a constant currency basis
•	Adjusted EBITDA of $19.3 million, or 18.4% of net sales
•	Stock repurchases of approximately 294,000 shares for $11.6 million

Fiscal Year 2015 Highlights

•	Net sales of $396.5 million; an increase of 2.4% over prior year on a constant currency basis
•	Adjusted EBITDA of $60.7 million, or 15.3% of net sales

LEWISVILLE, Texas — February 29, 2016 — Orthofix International N.V. (NASDAQ:OFIX) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2015.  For the fourth quarter of 2015, net sales were $104.6 million, diluted earnings per share from continuing operations was $0.11 and adjusted diluted earnings per share from continuing operations was $0.28.  For the fiscal year of 2015, net sales were $396.5 million, diluted loss per share from continuing operations was ($0.12) and adjusted diluted earnings per share from continuing operations was $0.79.

“Our fourth quarter performance further demonstrates our momentum and validates our strategy and the strength of our businesses. While we are very pleased with the results in the quarter, we also believe there is significant opportunity to continue to improve our performance going forward. In 2016 we will maintain our focus on executing initiatives that drive both top line growth and margin improvement,” said Brad Mason, President and Chief Executive Officer.

Fourth Quarter Financial Results

The following table provides net sales, net sales growth and constant currency net sales growth by strategic business unit (“SBU”) for the three months ended December 31, 2015 and 2014:

	Three Months Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Increase (Decrease)	Constant Currency Increase (Decrease)
BioStim	$44,993	$39,739	13.2%	13.2%
Biologics	15,958	15,163	5.2%	5.2%
Extremity Fixation	23,931	27,673	(13.5)%	(2.2)%
Spine Fixation	19,740	17,709	11.5%	11.9%
Total net sales	$104,622	$100,284	4.3%	7.6%

Sales force expansion and an increase in the number of worldwide spine procedures drove the increase in the Company’s BioStim and Biologics SBUs. The decline in net sales in the Extremity Fixation SBU was largely due to international challenges, including the strong U.S. dollar worldwide and restructuring the Company’s Brazil subsidiary earlier in the year. The increase in net sales in the Spine Fixation SBU was primarily due to reorganizing this SBU, which began in the fourth quarter of 2014 and included a significant expansion of the U.S. sales force in 2015.

Gross profit increased $4.4 million to $83.2 million, compared to $78.8 million in the prior year period.  Gross margin increased to 79.5%, compared to 78.6% in the prior year period.  The year-over-year increase in gross margin was driven primarily by an increase in the sales mix of BioStim and Biologics products, which have a higher gross margin than the fixation business products.

Total net margin (gross profit less sales and marketing expenses) was $38.5 million, an increase of 5.6% over $36.5 million in the prior year period. This improvement was driven by the increase in gross profit.

Operating expenses increased by $0.9 million to $75.8 million, compared to $74.9 million in the prior year period.  This was driven by increases in sales and marketing expenses and research and development costs, offset by a decline in restatement and related costs.

Operating income was $7.4 million compared to $4.0 million in the prior year period.

Adjusted EBITDA, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments and legal settlements, increased to $19.3 million or 18.4% of net sales for the fourth quarter, compared to $16.3 million or 16.3% of net sales in the prior year period.

Net income from continuing operations was $2.1 million, or $0.11 per diluted share, compared to net loss of ($5.1) million, or ($0.27) per diluted share in the prior year period.

Adjusted net income from continuing operations was $5.3 million, or $0.28 per diluted share, compared to adjusted net loss of ($0.9) million, or ($0.05) per diluted share in the prior year period.

As of December 31, 2015, cash and cash equivalents were $63.7 million compared to $71.2 million (including then restricted cash), as of December 31, 2014. As of December 31, 2015 the Company had no outstanding indebtedness and borrowing capacity of $125 million.

Fiscal Year 2015 Financial Results

The following table provides net sales, net sales growth and constant currency net sales growth by SBU for the year ended December 31, 2015 and 2014:

	Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	Reported Increase (Decrease)	Constant Currency Increase (Decrease)
BioStim	$164,955	$154,676	6.6%	6.7%
Biologics	59,832	55,881	7.1%	7.1%
Extremity Fixation	96,034	109,678	(12.4)%	1.0%
Spine Fixation	75,668	82,042	(7.8)%	(7.3)%
Total net sales	$396,489	$402,277	(1.4)%	2.4%

The growth in net sales in the BioStim and Biologics SBUs for the full year was driven by the expansion of the sales force, increased productivity from the existing sales force and an increase in the number of worldwide spine procedures. Despite the headwinds of the international challenges, including the strong U.S. dollar worldwide and restructuring the Company’s Brazil subsidiary earlier in the year, the Extremity Fixation SBU grew modestly on a constant currency basis due to improved performance in Europe and the United States. The full year decrease in net sales for the Spine Fixation SBU, which had been expected, was primarily due to reorganizing this SBU in the fourth quarter of 2014, which negatively impacted the first half of the year but drove improved results in the fourth quarter of 2015.

Gross profit increased $6.6 million to $310.0 million, compared to $303.4 million in 2014.  Gross margin increased to 78.2%, compared to 75.4% in 2014.  The year-over-year increase in gross margin was primarily driven by an increased sales mix of BioStim and Biologics products, which have a higher gross margin than the fixation business products.

Total net margin was $131.9 million, a decrease of 3.6% over $136.8 million in 2014. This decline was driven by an increase in sales and marketing expenses of $11.5 million, offset by improvement in gross profit of $6.6 million. The increase in sales and marketing expenses was primarily attributable to an overall increase in the number of sales managers and field-based training personnel as part of the strategy to increase the size and improve the productivity of the Company’s sales organizations, as well as sales commission quota overachievement in certain territories, which, in combination, resulted in an increase in compensation and commission costs of approximately $6.8 million. The increase was also attributable to the year-over-year increase in net sales as well as bad debt expense of $2.0 million taken in response to the fiscal and economic difficulties experienced by the Commonwealth of Puerto Rico in late 2015.

Operating expenses increased by $14.5 million to $300.7 million, compared to $286.2 million in 2014.  The increase in operating expenses was driven by increases to sales and marketing of $11.5 million as described above, and general and administrative expenses of $8.1 million, offset by a decline in restatements and related costs of $6.5 million. The increase in general and administrative expense was largely driven by legal settlements totaling $5.3 million in 2015, increased spending of $1.6 million associated with infrastructure strengthening as part of Project Bluecore, increased stock compensation expense of $1.5 million, and an increase in professional fees and personnel costs within the finance department as part of the Company’s internal controls remediation efforts.

Operating income was $9.3 million compared to $17.1 million in 2014.

Adjusted EBITDA, which excludes share-based compensation, foreign exchange impact, strategic investments, restatements and related costs, infrastructure investments, legal settlements, gain on sale of assets, and the Puerto Rico adjustment, decreased to $60.7 million or 15.3% of net sales for the year, compared to $64.9 million or 16.1% of net sales in 2014.  This decrease was primarily a result of increased investments in the sales force, increased research and development expenses, and increased general and administrative costs.

Net loss from continuing operations was ($2.3) million, or ($0.12) per diluted share, compared to ($3.7) million, or ($0.20) per diluted share in 2014.

Adjusted net income from continuing operations was $15.0 million, or $0.79 per diluted share, compared to adjusted net income of $10.2 million, or $0.55 per diluted share in 2014.

Share Repurchase Plan

In the fourth quarter of 2015, the Company announced a share repurchase plan based on the Company’s Board of Directors authorizing the purchase of up to $75 million of the Company’s common stock through the end of September 2017. The timing of purchases and the number of shares to be purchased will depend on market conditions and other factors. Repurchases are expected to consist primarily of open market transactions at prevailing market prices in accordance with the guidelines specified under Rule 10b-18 of the Securities Exchange Act of 1934, as amended. As of December 31, 2015, the Company had repurchased approximately 294,000 shares of common stock for $11.6 million.

Fiscal 2016 Outlook

For the fiscal year ending December 31, 2016, the Company expects the following results, assuming exchange rates are the same as those currently prevailing.

Year Ending December 31, 2016
Net Sales	$ 407 million — $ 412 million[1]
Adjusted EBITDA	$ 67 million — $ 70 million[2]
Adjusted EPS from continuing operations	$ 1.25 — $ 1.35[3]

1 Represents a year-over-year increase of 2.7% to 3.9% on a reported basis.

2 Represents a year-over-year increase of 10.4% to 15.3% on a reported basis.

3 Represents a year-over-year increase of 19.0% to 28.6% on a pro forma basis (see Pro forma Adjusted Earnings per Diluted Share from Continuing Operations table.)

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company's financial results for the fourth quarter and full 2015 fiscal year. Interested parties may access the conference call by dialing (877) 548-7905 in the U.S. and (719) 325-4752 outside the U.S., and referencing the conference ID 6432201. A replay of the call will be available for two weeks by dialing (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and entering the conference ID 6432201. A webcast of the conference call may be accessed by going to the Company's website at www.orthofix.com, by clicking on the Investors link and then the Events and Presentations page.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients' lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, Texas, the Company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the Company's sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Forward-Looking Statements

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

The forward-looking statements in this release do not constitute guarantees or promises of future performance. Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to: the expected sales of our products, including recently launched products; the continuation of our ongoing share repurchase program; an investigation by the Division of Enforcement of the Securities and Exchange Commission (the "SEC") and related securities class action litigation arising out of our prior accounting review and restatements of financial statements; our review of allegations of improper payments involving our Brazil-based subsidiary; the geographic concentration of certain of our sales and accounts receivable in countries or territories that are facing severe fiscal challenges; unanticipated expenditures; changing relationships with customers, suppliers, strategic partners and lenders; changes to and the interpretation of governmental regulations; the resolution of pending litigation matters (including our indemnification obligations with respect to certain product liability claims against our former sports medicine global business unit); our ongoing compliance obligations under a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services (and related terms of probation) and a deferred prosecution agreement with the U.S. Department of Justice; risks relating to the protection of intellectual property; changes to the reimbursement policies of third parties; the impact of competitive products; changes to the competitive environment; the acceptance of new products in the market; conditions of the orthopedic and spine industry; credit markets and the global economy; corporate development and market development activities, including acquisitions or divestitures; unexpected costs or operating unit performance related to recent acquisitions; and other risks described in the "Risk Factors" section of our upcoming Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in other reports that we file in the future. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release.

Company Contact
Orthofix International N.V.
Mark Quick
P: 214-937-2924
E: markquick@orthofix.com

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(Unaudited, U.S. Dollars, in thousands, except share and per share data)	2015	2014	2015	2014
Product sales	$89,623	$86,350	$341,084	$351,525
Marketing service fees	14,999	13,934	55,405	50,752
Net sales	104,622	100,284	396,489	402,277
Cost of sales	21,411	21,457	86,525	98,912
Gross profit	83,211	78,827	309,964	303,365
Operating expenses
Sales and marketing	44,720	42,365	178,080	166,547
General and administrative	23,734	23,678	87,157	79,074
Research and development	7,570	6,176	26,389	24,994
Restatements and related costs	(193)	2,655	9,083	15,614
	75,831	74,874	300,709	286,229
Operating income	7,380	3,953	9,255	17,136
Other income and expense
Interest expense, net	(166)	(430)	(489)	(1,785)
Other income (expense), net	(67)	(1,664)	(259)	(2,895)
	(233)	(2,094)	(748)	(4,680)
Income before income taxes	7,147	1,859	8,507	12,456
Income tax expense	(5,041)	(6,949)	(10,849)	(16,200)
Net income (loss) from continuing operations	2,106	(5,090)	(2,342)	(3,744)
Discontinued operations
Income (loss) from discontinued operations	488	(794)	(1,827)	(7,157)
Income tax benefit	775	86	1,360	2,364
Net income (loss) from discontinued operations	1,263	(708)	(467)	(4,793)
Net income (loss)	$3,369	$(5,798)	$(2,809)	$(8,537)
Net income (loss) per common share—basic:
Net income (loss) from continuing operations	$0.11	$(0.27)	$(0.12)	$(0.20)
Net income (loss) from discontinued operations	0.07	(0.04)	(0.03)	(0.26)
Net income (loss) per common share—basic	$0.18	$(0.31)	$(0.15)	$(0.46)
Net income (loss) per common share—diluted:
Net income (loss) from continuing operations	$0.11	$(0.27)	$(0.12)	$(0.20)
Net income (loss) from discontinued operations	0.07	(0.04)	(0.03)	(0.26)
Net income (loss) per common share—diluted	$0.18	$(0.31)	$(0.15)	$(0.46)
Weighted average number of common shares:
Basic	18,823,455	18,609,844	18,795,194	18,459,054
Diluted	19,059,779	18,609,844	18,795,194	18,459,054

ORTHOFIX INTERNATIONAL N.V.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(Unaudited, U.S. Dollars, in thousands except share and per share data)	2015	2014 (1)
Assets
Current assets:
Cash and cash equivalents	$63,663	$36,815
Restricted cash	—	34,424
Trade accounts receivable, less allowance for doubtful accounts of $8,923 and $7,285 at December 31, 2015 and December 31, 2014, respectively	59,839	61,358
Inventories	57,563	59,846
Prepaid expenses and other current assets	31,187	26,552
Total current assets	212,252	218,995
Property, plant and equipment, net	52,306	48,549
Patents and other intangible assets, net	5,302	7,152
Goodwill	53,565	53,565
Deferred income taxes	57,306	55,725
Other long-term assets	19,491	8,970
Total assets	$400,222	$392,956
Liabilities and shareholders’ equity
Current liabilities:
Trade accounts payable	$16,391	$13,223
Other current liabilities	65,597	53,220
Total current liabilities	81,988	66,443
Other long-term liabilities	27,923	26,886
Total liabilities	109,911	93,329
Contingencies
Shareholders’ equity
Common shares $0.10 par value; 50,000,000 shares authorized; 18,659,696 and 18,611,495 issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	1,866	1,861
Additional paid-in capital	232,126	232,788
Retained earnings	62,551	65,360
Accumulated other comprehensive loss	(6,232)	(382)
Total shareholders’ equity	290,311	299,627
Total liabilities and shareholders’ equity	$400,222	$392,956

_____________

(1)	Certain deferred tax balances have been reclassified as a result of the adoption of newly issued accounting standard ASU 2015-17

ORTHOFIX INTERNATIONAL N.V.
Selected Financial Data

Non-GAAP Performance Measures

The following tables in this press release present reconciliations of net income (loss) from continuing operations and earnings per diluted share from continuing operations calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to non-GAAP performance measures, referred to as "EBITDA," "Adjusted EBITDA," "Adjusted net income (loss) from continuing operations," "Adjusted earnings per diluted share from continuing operations," "Net margin" and "Free cash flow" that exclude items specified in the tables. A more detailed explanation of the items excluded from these non-GAAP measures, as well as why management believes the non-GAAP measures are useful to them, is included in the Reconciliations of Non-GAAP Performance Measures section below.  Certain calculations for prior periods which have been previously presented have been conformed to our current calculation methodology

Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net income (loss) from continuing operations	$2,106	$(5,090)	$(2,342)	$(3,744)
Interest expense, net	166	430	489	1,785
Income tax expense	5,041	6,949	10,849	16,200
Depreciation and amortization	5,177	5,785	20,923	22,878
EBITDA	$12,490	$8,074	$29,919	$37,119
Share-based compensation	1,689	1,621	7,214	5,724
Foreign exchange impact	115	1,326	3,489	2,355
Strategic investments	258	347	1,359	347
Restatements and related costs	(193)	2,655	9,083	15,614
Infrastructure investments	675	2,312	5,407	3,764
Legal settlements	4,237	—	5,302	—
Gain on sale of assets	—	—	(3,099)	—
Puerto Rico bad debt expense	—	—	2,024	—
Adjusted EBITDA	$19,271	$16,335	$60,698	$64,923

As a % of net sales	18.4%	16.3%	15.3%	16.1%

Adjusted Net Income (Loss) from Continuing Operations (Amounts are shown net of tax)

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net income (loss) from continuing operations	$2,106	$(5,090)	$(2,342)	$(3,744)
Foreign exchange impact	72	836	2,198	1,484
Strategic investments	163	219	856	219
Restatements and related costs	(122)	1,673	5,722	9,836
Infrastructure investments	425	1,457	3,406	2,371
Legal settlements	2,669	—	3,340	—
Gain on sale of assets	—	—	(1,952)	—
Puerto Rico:
Bad debt expense	—	—	2,024	—
Income tax valuation allowance	—	—	1,778	—
Adjusted net income (loss) from continuing operations	$5,313	$(905)	$15,030	$10,166

Adjusted Earnings per Diluted Share from Continuing Operations (Calculations are shown net of tax)

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, per diluted share)	2015	2014	2015	2014
EPS from continuing operations	$0.11	$(0.27)	$(0.12)	$(0.20)
Foreign exchange impact	0.01	0.04	0.11	0.08
Strategic investments	0.01	0.01	0.05	0.01
Restatements and related costs	(0.01)	0.09	0.30	0.53
Infrastructure investments	0.02	0.08	0.18	0.13
Legal settlements	0.14	—	0.17	—
Gain on sale of assets	—	—	(0.10)	—
Puerto Rico:
Bad debt expense	—	—	0.11	—
Income tax valuation allowance	—	—	0.09	—
Adjusted EPS from continuing operations	$0.28	$(0.05)	$0.79	$0.55

Net Margin

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars in thousands)	2015	2014	2015	2014
Gross profit	$83,211	$78,827	$309,964	$303,365
Less: sales and marketing	(44,720)	(42,365)	(178,080)	(166,547)
Total net margin	$38,491	$36,462	$131,884	$136,818

As a % of net sales	36.8%	36.4%	33.3%	34.0%

Net Margin by SBU

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
BioStim	$20,244	$16,928	$67,878	$66,096
Biologics	7,701	7,129	27,226	26,629
Extremity Fixation	6,886	9,634	29,493	31,586
Spine Fixation	3,965	3,096	8,547	14,243
Corporate	(305)	(325)	(1,260)	(1,736)
Total net margin	$38,491	$36,462	$131,884	$136,818

As a % of net sales	36.8%	36.4%	33.3%	34.0%

Free Cash Flow

	Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014
Net cash provided by operating activities	$43,224	$50,958
Less: capital expenditures	(27,899)	(18,525)
Free cash flow	$15,325	$32,433

The following tables present on a pro forma basis the Company’s three and twelve months ended December 31, 2015 and 2014 adjusted net income from continuing operations and adjusted earnings per diluted share from continuing operations using an effective tax rate of 38%. The Company’s historical methodology included GAAP income tax expense as reported and certain adjustments net of a 37% tax rate.

Pro forma Adjusted Net Income from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, U.S. Dollars, in thousands)	2015	2014	2015	2014
Net income (loss) from continuing operations	$2,106	$(5,090)	$(2,342)	$(3,744)
Income tax expense as reported	5,041	6,949	10,849	16,200
Income before income taxes from continuing operations	7,147	1,859	8,507	12,456
Foreign exchange impact	115	1,326	3,489	2,355
Strategic investments	258	347	1,359	347
Restatements and related costs	(193)	2,655	9,083	15,614
Infrastructure investments	675	2,312	5,407	3,764
Legal settlements	4,237	—	5,302	—
Gain on sale of assets	—	—	(3,099)	—
Puerto Rico bad debt expense	—	—	2,024	—
Adjusted net income from continuing operations before income taxes	12,239	8,499	32,072	34,536
Income tax expense at 38%	(4,651)	(3,230)	(12,187)	(13,124)
Adjusted net income from continuing operations	$7,588	$5,269	$19,885	$21,412

Pro forma Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended December 31,		Year Ended December 31,
(Unaudited, per diluted share)	2015	2014	2015	2014
EPS from continuing operations	$0.11	$(0.27)	$(0.12)	$(0.20)
Income tax expense as reported	0.26	0.37	0.57	0.87
EPS before income taxes from continuing operations	0.37	0.10	0.45	0.67
Foreign exchange impact	0.01	0.07	0.18	0.12
Strategic investments	0.01	0.02	0.07	0.02
Restatements and related costs	(0.01)	0.14	0.48	0.84
Infrastructure investments	0.04	0.12	0.28	0.20
Legal settlements	0.22	—	0.28	—
Gain on sale of assets	—	—	(0.16)	—
Puerto Rico bad debt expense	—	—	0.11	—
Adjusted EPS from continuing operations before income taxes	0.64	0.45	1.69	1.85
Income tax expense at 38%	(0.24)	(0.17)	(0.64)	(0.70)
Adjusted EPS from continuing operations	$0.40	$0.28	$1.05	$1.15

Reconciliations of Non-GAAP Performance Measures

Reconciling Items for Adjusted EBITDA, Adjusted Net Income (loss) from Continuing Operations and Adjusted Earnings per Diluted Share from Continuing Operations

•

Shared-based compensation – costs related to the Company's share-based compensation plans, which include stock options, restricted stock awards, performance-based restricted stock awards (if applicable), and the Company's stock purchase plan.

•	Foreign exchange impact – gains and losses related to foreign exchange transactions.
•	Strategic investments – costs related to the Company's strategic investments such as our investment in eNeura, Inc.
•

Restatements and related costs – legal, accounting, and other professional costs related to the Company's accounting review and restatements through March 2015 and legal fees associated with the ongoing SEC Investigation and Securities Class Action Complaint and Brazil subsidiary compliance review.

•	Infrastructure investments – costs associated with our multi-year process and systems improvement effort, "Bluecore."
•	Legal settlements – settlements the Company has reached related to lawsuits.
•	Gain on sale of assets – gain on the sale of the Company's Tempus™ Cervical Plate product line.
•	Puerto Rico – bad debt expense and an income tax valuation allowance, in response to the fiscal and economic difficulties experienced by the Puerto Rico Commonwealth in late 2015.

Net Margin

Net margin is a non-GAAP financial measure, which is calculated by subtracting sales and marketing from gross profit. Net margin is the primary metric used by the Company’s Chief Operating Decision Maker in managing the Company.

Free Cash Flow

Free cash flow is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operating activities. Free cash flow is an important indicator of how much cash is generated or used by our normal business operations, including capital expenditures. Management uses free cash flow as a measure of progress on its capital efficiency and cash flow initiatives.

Constant Currency

Constant currency measures represent actual performance presented based on foreign currency rates from the comparable, prior-year period, to present actuals at comparable rates. Constant Currency can be presented for numerous GAAP measures, but is most commonly used by management to compare revenues with and without the impact of changes in foreign currencies. When disclosed, constant currency measures are presented with the applicable GAAP measure for comparability.

Effective Tax Rate Used in Pro Forma Information

The Company believes presenting the pro forma information using a 38% effective tax rate is more meaningful than its historical methodology given that this tax rate reflects management’s expectation of its long-term normalized tax rate, which is based on current tax law and current expected income. The Company’s actual income tax expense will ultimately be based on its GAAP performance and may differ from the 38% rate used in the pro forma financial measures due to a variety of factors, including the jurisdictions in which profits are determined to be earned and taxed; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period-over-period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors and to establish operational goals and forecasts that are used in allocating resources. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business units.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this press release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, certain non-cash expenses such as equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company's performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company's businesses, which management believes is an important measure of the Company's overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company's senior management in its financial and operational decision-making. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix's business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company's operating strategies. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix's underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.

Source

Orthofix International N.V.